N E W S R E L E A S E
CONTACT: Paul Seavey    FOR IMMEDIATE RELEASE (800) 247-5279        October 3, 2022

ELS REPORTS ON HURRICANE IAN
INITIAL ASSESSMENT UNDERWAY
AND CLEANUP EFFORT BEGINS

CHICAGO, IL – October 3, 2022 – Equity LifeStyle Properties, Inc. (NYSE:ELS) (referred to herein as “the Company”, “we,” “us,” and “our”) reported today that it is in the process of undertaking an initial assessment of the impact of Hurricane Ian on its Florida properties and North Carolina and South Carolina coastal properties.

In Florida, based on our ongoing initial assessments, wind-related structural damage to common areas appears limited, and properties have been affected by flooding, wind, wind-blown debris, falling trees and tree branches. Consistent with prior storm events, newer homes appear to have held up well during the hurricane. However, we have seen damage to some homes, carports, screen rooms and awnings.

Cleanup efforts have begun in many of the communities, and we are working towards quickly returning our properties to full operating condition. Certain of our properties are still experiencing utility disruptions that have led to temporary closures of a limited number of properties. Among these properties, two RV properties located near Fort Myers beach and a marina in Cape Haze suffered significant flooding and wind-related damage. Gulf Air RV and Fort Myers Beach RV have 246 and 292 sites, respectively, and Palm Harbour Marina has 260 slips.

Given access restrictions, we are presently unable to assess Hurricane Ian’s impact on Pine Island RV (363 sites) located in St. James City, Florida, and Fish Tale Marina (296 slips) located in Fort Myers Beach, Florida.

    The impact on our coastal North and South Carolina properties was minimal, and all properties are open.
    We are in the process of estimating costs associated with our cleanup and restoration efforts, and the Company believes that it has adequate insurance, subject to deductibles, including business interruption coverage. At this time, we do not believe that Hurricane Ian will significantly impact our results of operations or our financial condition on a consolidated basis.
    President and Chief Executive Officer Marguerite Nader commented, “Our highest priority is the safety of our residents, guests and employees. We greatly appreciate the efforts of our team members who proactively assisted our customers and prepared our properties for the effects of Hurricane Ian. We look forward to welcoming residents and guests back for the winter season.”
    This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding our expectations, goals or intentions regarding the future, and the expected effect of our acquisitions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

•our ability to control costs and real estate market conditions, our ability to retain customers, the actual use of sites by customers and our success in acquiring new customers at our properties (including those that we may acquire);
•our ability to maintain historical or increase future rental rates and occupancy with respect to properties currently owned or that we may acquire;
•our ability to attract and retain customers entering, renewing and upgrading membership subscriptions;
•our assumptions about rental and home sales markets;
•our ability to manage counterparty risk;
•our ability to renew our insurance policies at existing rates and on consistent terms;
•home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;
•results from home sales and occupancy will continue to be impacted by local economic conditions, including an adequate supply of homes at reasonable costs, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;
•impact of government intervention to stabilize site-built single-family housing and not manufactured housing;
•effective integration of recent acquisitions and our estimates regarding the future performance of recent acquisitions;
•the completion of future transactions in their entirety, if any, and timing and effective integration with respect thereto;
•unanticipated costs or unforeseen liabilities associated with recent acquisitions;
•our ability to obtain financing or refinance existing debt on favorable terms or at all;
•the effect of inflation and interest rates;
•the effect from any breach of our, or any of our vendors’, data management systems;
•the dilutive effects of issuing additional securities;
•the outcome of pending or future lawsuits or actions brought by or against us, including those disclosed in our filings with the Securities and Exchange Commission; and other risks indicated from time to time in our filings with the Securities and Exchange Commission.

In addition, these forward-looking statements are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers, and employees in particular, its impact on the employment rate and the economy, the extent and impact of governmental responses, and the impact of operational changes we have implemented and may implement in response to the pandemic.

For further information on these and other factors that could impact us and the statements contained herein, refer to our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

    These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

    We are a fully integrated owner of lifestyle-oriented properties and own or have an interest in 449 properties located predominantly in the United States consisting of 170,880 sites as of July 26, 2022. We are a self-administered, self-managed, real estate investment trust with headquarters in Chicago.